July 30, 2024
Ms. Gretchen Holloway
Senior Vice President and Chief Financial Officer
ITC Holdings Corp.
VIA ELECTRONIC DELIVERY
Dear Gretchen:
ITC Holdings Corp. (the “Company”) recognizes your dedication and hard work on behalf of the Company and your importance to ensuring the continuing success of the Company. In recognition of your many contributions, the Company is granting a special retention grant (your “Retention Grant”) to be awarded on August 1, 2024 (the “Grant Date”), subject to your execution of this retention letter.
Your Retention Grant will consist of Fortis Inc. restricted share units with an aggregate value of approximately $600,000 of which fifty percent (50%) will vest on the third anniversary of the Grant Date and fifty percent (50%) will vest on the fourth anniversary of the Grant Date, subject to your continued employment in good standing with the Company or affiliate or, to the extent allowed by the applicable award agreements or plan documents, through each applicable vesting date. Specific terms and conditions will be defined in the award agreement and subject to the Fortis Inc. Omnibus Equity Plan.
Your Retention Grant set out in this letter is discretionary in nature and does not create any contractual or other right to future payments that are equivalent or similar to such award, and it does not create any contractual or other right to future employment. Your Retention Grant and any payment thereunder will be in addition to your ordinary compensation and any other benefits for which you may be eligible in connection with your employment.
Please note that your Retention Grant remains subject to your acceptance of the award agreement. If you do not agree to sign the award agreement, this letter will automatically be null and void ab initio and be of no further force or effect.
By signing this letter, you acknowledge that: (1) you have been advised to consult with an attorney and have had adequate time to do so; (2) you are not relying on any representations,

Ms. Gretchen Holloway
July 30, 2024

promises or agreements not contained herein; and (3) the terms of the letter may not be altered, modified, or amended except by written instrument signed by the parties.
We very much look forward to your continuing employment with the Company. Should you have any further questions or need clarification on the terms of this letter, please discuss with me directly at your earliest convenience. In order to be eligible to receive your Retention Grant, you must sign this retention letter and return it to me by July 31, 2024, by scanning your executed letter and sending it to me via electronic mail by that date and then either hand deliver or mail the original signed letter to me at the Company’s Novi, Michigan address.

Sincerely, /s/ Christine Mason Soneral Name: Christine Mason Soneral Title: SVP, General Counsel and Chief Compliance Officer
AGREED AND ACCEPTED BY: /s/ Gretchen L. Holloway Gretchen Holloway

4881-8341-2942.3